Exhibit 2.6

                   AUDIT ESCROW AGREEMENT


     This Audit Escrow Agreement (the "Escrow Agreement") is entered between Advanced Wireless Services, Inc. ("Purchaser"), Digital Wireless Services, Inc. ("Seller"), and the Escrow Agent named on the signature page hereof (the "Escrow Agent") on August ____, 2000.

                          Recitals

     A.  Seller and Purchaser entered into an Asset Purchase
Agreement as of February 15, 2000,(the "Agreement") concerning the sale of all of the assets of Seller (the "Assets"); and

     B. Seller and Purchaser entered into a Closing Agreement as of August 6, 2000, upon closing the sale of the Assets; and

     C. Seller and Purchaser have agreed to escrow 284,410 Units of Equity issued by Purchaser (the "Units of Equity"), with the Escrow Agent, representing part of the consideration to be paid for the Assets being acquired by Purchaser, pending completion of an audit of the financial condition of the Seller at December 31, 1999 and 1998, and for the years then ended.


     Now, therefore, in accordance with the Plan and the Confirmation Order, it is agreed as follows:

                            Article I
                           Definitions

     1.01 Incorporation of Definitions. Unless the context otherwise requires, all capitalized terms used in this Escrow Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement, the Closing Agreement, and the Disclosure Statement and Plan of Reorganization confirmed by the U.S. Bankruptcy Court, Middle District of Tennessee, in Case No. 398-10899, and the Bankruptcy Code - in that order. All such definitions are incorporated herein by reference.


                            Article II
                  Establishment of Escrow Account

     2.01 Purposes of the Escrow Agreement. The sole purpose of the Escrow Agreement is to receive, hold, and disburse the Units of Equity in accordance with the Closing Agreement.

     2.02 Funding; Transfer of Assets. Contemporaneously with the execution by all parties of this Escrow Agreement, Purchaser will deposit the Units of Equity with the Escrow Agent.

     2.03 Administration of Escrow. When satisfactory proof has been presented to the Escrow Agent that an independent public accountant has audited and reported on the financial statements of the Seller as of December 31, 1999 and 1998 and for the years then ended, the Escrow Agent shall deliver the Units of Equity held by it to the Purchaser's transfer agent for issuance to those persons designated on Schedule 1. In the event the Escrow Agent has not received such proof on or before October 15, 2000, the Escrow Agent shall return the Units of Equity to the Purchaser's transfer agent with instructions to cancel the Units of Equity on the corporate transfer records of the Purchaser, and such Units of Equity shall become treasury shares of the Purchaser.

                        Article III
                      The Escrow Agent

     3.01 Escrow Fees. The Purchaser hereby agrees to pay the Escrow Agent at the opening of escrow an advance payment for all ordinary services rendered hereunder (the "Escrow Fee") which shall be calculated in accordance with the Escrow Agent's standard rate schedule, attached hereto as Schedule 2 and incorporated herein by reference. The Purchaser further agrees to pay the Escrow Agent reasonable fees, which shall be agreed upon between the parties, for any services in addition to those provided for herein to the extent that the Purchaser has expressly requested such extraordinary services and has been made aware of their cost in advance of their performance.

     3.02 Liability of Escrow Agent. In performing any duties under the Escrow Agreement, the Escrow Agent shall not be liable to the Purchaser or Seller for damages, losses, or expenses, except for gross negligence or willful misconduct on part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement.

     3.03 Fees and Expenses. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Escrow Agreement. In the event that the conditions of this Escrow Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Escrow Agreement, or if the Purchaser requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy, or litigation, and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. The Purchaser promises to pay these sums upon demand. Unless otherwise provided, the Purchaser will pay all of the Escrow Agent's usual charges.

     3.04 Controversies. If any controversy arises between the parties to this Escrow Agreement, or with any other Party, concerning the subject matter of this Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may require, despite what may be set forth elsewhere in this Escrow Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which Purchaser agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Escrow Agreement.

     3.05 Indemnification of Escrow Agent. The Purchaser and its successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Escrow Agreement, including but not limited to any litigation arising from this Escrow Agreement or involving its subject matter.

     3.06 Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving at least (30) days written notice to the Purchaser provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The Purchaser shall use its best efforts to obtain a successor escrow agent within thirty (30) days after receiving such notice. If the Purchaser fails to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of Texas. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Escrow Agreement.

     3.07 Automatic Succession. Any company into which the Escrow Agent may be merged or with which it may consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its global escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding; provided that the combined capital and surplus of such successor shall not be, immediately following such transaction, substantially less than the combined capital and surplus of the Escrow Agent immediately prior to such transaction.

     3.08 Termination. This Escrow Agreement shall terminate upon the completion of the conditions of Section 2.03 hereof, without any notices to any person except as provided in this Escrow Agreement, unless earlier terminated pursuant to the terms hereof.

                           Article III
                          Miscellaneous

     4.01 Governing Laws. This Escrow Agreement is to be construed and interpreted according to Texas law, without regard to conflict of law principles. In any action to enforce this Escrow Agreement, venue shall lie in Travis County, Texas.

     4.02 Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.03 Notices. All instructions, notices and demands herein provided for shall be in writing and shall be mailed postage prepaid, first class mail, delivered by courier, or telecopies as follows:

     If to the Purchaser:
          Thomas M. Howard, President
          716 College Avenue, Suite A-2
          Santa Rosa, California 95404

     With a copy in like manner to:
          Sheinfeld, Maley & Kay, P.C.
          301 Congress Avenue, Suite 1400
          Austin, Texas 78701
          Attention:  Lee Polson

     If to the Escrow Agent:
          Sidney J.  Diamond, a Professional Corporation
          3800 Mesa Street, Suite C-4
          El Paso, Texas 77902
          Attention: Sidney J.  Diamond

     If to the Seller:
          Digital Wireless Systems, Inc.
          106 Stoney Ridge Road
          Landenberg, Pennsylvania 19350
          Attention:  David D. Schlueter


     4.04 Amendments. This Escrow Agreement may be amended only by written consent of both parties.

     Executed this the _____ day of August, 2000, to be effective as of August 6, 2000.

Advanced Wireless Systems, Inc.,  Digital Wireless Systems, Inc.,
Purchaser                         Seller


______________________________    _____________________________
Thomas W. Howard, President       David D. Schlueter, President

Sidney J. Diamond, a Professional Corporation,
Escrow Agent


______________________________
Sidney J. Diamond

                         Schedule 1
         Holders of Units of Equity Held By Escrow Agent


Name                            Number of Units of Equity

Carolyn S. Breaks                 3,914

William Counts                    3,131

Willard R. Fey                    3,523

Frank Franco                      1,174

Joseph R. Paradis               136,334

David D. Schlueter              136,334
                                -------
Total =                         284,410